Exhibit 8.1

[Letterhead of Cadwalader, Wickersham & Taft LLP]

November 18, 2010

Citicorp Mortgage Securities, Inc.
1000 Technology Drive
O’Fallon, Missouri 63368-2240

Ladies and Gentlemen:

We have acted as your special tax counsel in connection with the registration statement on Form S-3 to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement covers REMIC Pass-Through Certificates (“Certificates”) to be sold by Citicorp Mortgage Securities, Inc. (the “Company”) in one or more series (each, a “Series”) of Certificates. Each Series of Certificates will be issued under a separate pooling and servicing agreement (each, a “Pooling and Servicing Agreement”) among the Company, a trustee to be identified in the Prospectus Supplement for such Series of Certificates, CitiMortgage, Inc., as servicer and master servicer and Citibank, N.A., as paying agent, certificate registrar and authenticating agent. A form of Pooling and Servicing Agreement is included as an exhibit to the Registration Statement. Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Registration Statement.

In rendering the opinion set forth below, we have examined and relied upon the following: (i) the Registration Statement and the Prospectus, consisting of the core prospectus, as supplemented by the prospectus supplement, constituting a part thereof, each as filed with the Commission, (ii) the form of the Pooling and Servicing Agreement, as filed with the Commission and (iii) such other documents, records and instruments as we have deemed necessary for the purposes of this opinion.

As counsel to the Company, we have advised the Company with respect to certain federal income tax aspects of the proposed issuance of the Certificates. The descriptions of federal income tax consequences appearing under the headings “Federal income tax consequences,” “Taxation of certificate holders” and “Taxation of the Trust” in the Prospectus accurately describe the material federal income tax consequences to holders of the Certificates, under existing law and subject to the qualifications and assumptions stated therein. We also hereby confirm and adopt the opinions expressly set forth under such headings, under existing law and subject to the qualifications and assumptions stated therein.

This opinion is based on the facts and circumstances set forth in the Prospectus and in the other documents reviewed by us. Our opinion as to the matters set forth herein could change with respect to a particular Series of Certificates as a result of changes in facts or circumstances, changes in the terms of the documents reviewed by us, or changes in the law subsequent to the date hereof. Because the Registration Statement contemplates Series of Certificates with numerous different characteristics, the particular characteristics of each Series of Certificates must be considered in determining the applicability of this opinion to a particular Series of Certificates.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to this firm under the heading “Taxation of the Trust” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required to be filed with the Registration Statement under the provisions of the Act.

No opinion has been sought and none has been given concerning the tax treatment of the issuance and sale of the Certificates under the laws of any state.

              Very truly yours,

              /s/ Cadwalader, Wickersham & Taft LLP